Filed Pursuant to Rule 433
Registration No. 333-177949
CUSIP #:  63743HEK4

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series C
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:                                               National Rural Utilities Cooperative Finance Corporation

Issuer Ratings:                                             A2 / A (Moody’s / S&P)

Principal Amount:                                        $250,000,000

Security Type:                                               Senior Unsecured

Issue Price:                                                    100% of Principal Amount

Trade Date:                                                    5/6/2014

Original Issue Date:                                      5/13/2014

Maturity Date:                                               5/12/2017

Initial Interest Rate:                                      Determined as if the Original Issue Date was an Interest Reset Date

Base Rate:                                                      USD 3-month LIBOR

Spread:                                                           Plus 25 basis points

Index Maturity:                                             3-month

Interest Payment Dates:	Each August 12, November 12, February 12, and May 12, and the maturity date, commencing August 12, 2014

Interest Reset Dates:	Each August 12, November 12, February 12, and May 12

Payment at Maturity:                                 The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Redemption Date:                                       None

Agent’s Discount or Commission:           0.15%

Agent(s):                                                      RBC Capital Markets, LLC

Capacity:                                                      Principal (Sole Bookrunner)

Form of Note:                                              Book-Entry
(Book-Entry or Certificated)

Denominations:                                          $1,000 x $1,000

Other Terms:                                               None

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from RBC Capital Markets, LLC. by calling toll-free at 1-866-375-6829.